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Xun Energy, Inc.

Mr. Jerry Mikolajczyk

12518 NE Airport Way,

Suite 148 No. 156,

Portland, Oregon, 97230

     January 29th, 2013

Dear Mr. Mikolajczyk,

Per our December 1st Amendment (see attached) to the Oil And Gas Well Location Agreement Dated August 31, 2012, we are advising you that Vencedor Energy Partners has not received the permits yet from the Pennsylvania DEP. As mentioned and accounted for in previous communications, this delay is typical during the permitting process, but it will carry us beyond the January 31, 2013 due date. However, we anticipate receipt of the permits between February 14th and February 28th, 2013. All other provisions are in full effect. At that time, we will expect Xun Energy, Inc. to present funds per the intent of the amendment (see attached).

Thank you. We look forward to a mutually beneficial successful business relationship.

Kind regards,

Vencedor Energy Partners

/s/ Brian S. Ambrose

___________________________________

Brian S. Ambrose,

President

Please advise receipt and acknowledgement of this notice at your earliest convenience by signing the document below.

_____________________________________________________________________

We acknowledge the above notice regarding the delay of permits per the December 1st Amendment to the Oil and Gas Well Location Assignment dated August 31, 2012.

Xun Energy, Inc.

                /s/ Jerry G. Mikolajczyk

By: ____________________________________

Jerry G. Mikolajczyk, President and CEO

1048 Irvine Ave, Ste 171 Newport Beach CA 92660 / phone: fax 866-736-240 / info@vencedorenergy.com / www.vencedorenergy.com